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                                                                   EXHIBIT 11.2


                           EDUCATIONAL MEDICAL, INC.
                 COMPUTATION OF HISTORICAL NET INCOME PER SHARE

                                           Three months           Three months            Six months           Six months
                                               ended                  ended                 ended                 ended
                                           September 30,          September 30,          September 30         September 30,
                                               1997                   1996                   1997                 1996
                                         -----------------     -------------------     ----------------     -----------------
Primary and fully diluted:
  Weighted average common stock
    outstanding during the period                7,485,087               5,398,010            7,487,513             5,405,279
  Effect of common stock
    equivalents issued subsequent
    to August 7, 1995 computed in
    accordance with the treasury
    stock method as required by
    the SEC (1)                                     97,000                 112,000              102,000               112,000
                                         -----------------     -------------------     ----------------     -----------------
Total                                            7,582,087               5,510,010            7,589,513             5,517,279
                                         =================     ===================     ================     =================

Net income                               $         583,950     $           698,532     $        796,873     $         770,736
Net income per
   share of common stock                 $            0.08     $              0.13     $           0.11     $            0.14
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     (1)  Pursuant to Securities and Exchange Commission Staff Accounting
Bulletin No. 83, Common Stock equivalents issued at prices below the initial public offering price per share of $10 ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's
Registration Statement for its initial public offering have been included as outstanding for all periods presented prior to the initial public offering.

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